Headline: Frontier Airlines Reports Financial Results for the Third Quarter of 2021
DENVER - November 10, 2021 - Frontier Group Holdings, Inc., parent company of Frontier Airlines, Inc. (NASDAQ: ULCC), today reported its financial results for the third quarter of 2021.
Frontier was profitable in the third quarter on a GAAP basis, recognizing $23 million of net income. After adjusting for non-GAAP items, including $72 million of CARES Act credits and $1 million in early lease termination costs, Frontier recognized a net loss of $24 million. Frontier had 112 aircraft at the end of the quarter, 10 percent higher than the corresponding prior year period and 20 percent higher than the third quarter of 2019. Frontier's capacity, as measured by ASMs, modestly exceeded the levels achieved in the comparable pre-COVID quarter in 2019. Frontier opened three new stations during the third quarter of 2021 and operated an average of over 435 flights per day, which was eight percent higher than the comparable pre-COVID quarter in 2019. Frontier generated $106 of total revenue per passenger during the quarter, including $63 of ancillary revenue per passenger. Frontier's ancillary revenue per passenger during the third quarter was 12 percent higher than the comparable pre-COVID quarter in 2019. While the quarter was impacted by the Delta variant and rising fuel prices, management remained financially disciplined and the Company ended the quarter in a strong financial position.
"This quarter reflected another step in our path to recovery, with the business remaining resilient in managing the dynamic nature of the pandemic," said Barry Biffle, Frontier's president and CEO. "Despite the impact of the Delta variant on bookings during the quarter, we increased our capacity, departures and level of ancillary revenue per passenger as compared to the comparable pre-COVID quarter. We continue to view the Delta variant as transient and remain focused on getting the airline back to full utilization in the second quarter of 2022 while being nimble to address any further impacts from the Delta or other COVID-19 variants."
The following is a summary of select financial results for the third quarter of 2021, including both GAAP and adjusted (Non-GAAP) metrics. Please see “Reconciliation of Non-GAAP Financial Information” on page 8 below.

(unaudited, in millions, except for percentage and per share amounts)
	Three Months Ended September 30,
	2021		2020		2019
	As Reported (GAAP)	Adjusted (Non-GAAP)	As Reported (GAAP)	Adjusted (Non-GAAP)	As Reported (GAAP)	Adjusted (Non-GAAP)
Total operating revenues	$630	$630	$245	$245	$669	$669
Total operating expenses	$587	$658	$326	$422	$560	$581
Net income (loss)	$23	$(24)	$(51)	$(106)	$87	$72
Net income (loss) margin	3.7%	(3.8)%	(20.8)%	(43.3)%	13.0%	10.8%
Diluted earnings (loss) per share[1]	$0.10	$(0.11)	$(0.26)	$(0.53)	$0.40	$0.36

Recent Company Highlights:
•The Company recognized $23 million of net income on a GAAP basis during the quarter.
•Frontier ended the third quarter of 2021 with $802 million of unrestricted cash and cash equivalents. The Company also has a $161 million current income tax receivable from its annual tax returns filed during the first quarter of 2021.
•Frontier's capacity during the quarter, as measured by ASMs, modestly exceeded the levels achieved in the comparable pre-COVID quarter in 2019.
•The Company generated $63 of ancillary revenue per passenger during the quarter. This was 12 percent higher than the ancillary revenue per passenger generated during the comparable pre-COVID quarter in 2019.
•Frontier took delivery of five A320neo aircraft during the quarter. This brings the airline's total fleet count to 112 aircraft, which is 10 percent higher than the prior year. Frontier has no planned aircraft deliveries during the fourth quarter of 2021.
•Frontier’s fleet continues to be the most fuel-efficient of all major U.S. carriers when measured by ASMs per fuel gallon consumed, generating almost 100 ASMs per gallon during the third quarter of 2021. The Company retired the last of the A319 aircraft from its fleet during the quarter, increasing the proportion of the more fuel efficient A320neo family aircraft to 65 percent of its total fleet.
•Frontier continued its domestic and international network expansion during the third quarter, opening stations in St. Maarten, San Jose, Costa Rica, and Burbank, California, as well as expanding the Company's Las Vegas schedule to its highest number of departures ever. The expansion will continue through the balance of 2021, with new stations being added in Antigua, Belize, and Costa Rica along with Frontier's largest ever schedule in Orlando. With this expansion, Orlando will be Frontier's largest station in terms of daily departures for the winter schedule.
Cash and Liquidity:
Frontier ended the third quarter of 2021 with $802 million of unrestricted cash and cash equivalents. The Company also has a $161 million current income tax receivable from its annual tax returns filed during the first quarter of 2021. The Company is focused on repaying the $150 million outstanding under the Treasury Loan. Repayment of this loan would unencumber the Company’s co-branded credit card program and related brand assets that currently secure the Treasury obligation and make that collateral available to access substantial liquidity, if needed. While the Company has adequate liquidity on its balance sheet, the Company estimates that there is approximately $1 billion of potential untapped liquidity associated with its loyalty programs and related brand assets, based on debt financings secured by similar assets engaged in by other airlines.
Revenue Performance
Total operating revenues for the third quarter of 2021 were $630 million, with total revenue per passenger of $105.75, an increase of eight percent compared to the $98.06 generated in the second quarter of 2021 and reflecting 97 percent of the comparable amount during the pre-COVID quarter in 2019. Frontier’s $105.75 of total revenue per passenger during the quarter included $63.01 of ancillary revenue per passenger. This amount of ancillary revenue per passenger was five percent higher than the second quarter of 2021 and 12 percent higher than the $56.32 of ancillary revenue per passenger generated during the comparable pre-COVID quarter in 2019. Frontier had 21 percent more average aircraft in service during the third quarter of 2021 as compared to the third quarter of 2019, with average daily aircraft utilization and load factors continuing their recovery. Frontier's average daily aircraft utilization increased from 10.1 hours per day in the second quarter of 2021 to 10.6 hours per day in the third quarter and the airline's fleet operated at a 77.4 percent load factor. Further improvement is expected to the utilization and load factor levels achieved in the comparable pre-COVID period in 2019 as the recovery from the COVID-19 pandemic continues. Frontier’s capacity during the third quarter of 2021 totaled 7,505 million ASMs, which was approximately one percent higher than the capacity achieved in the third quarter of 2019.

Cost Performance
Total operating expenses for the third quarter of 2021 totaled $587 million, including $72 million of CARES Act credits and $1 million of early lease termination costs. The Company’s adjusted total operating expense was $658 million, including $166 million of fuel expenses at an average cost per gallon of $2.19. Frontier’s adjusted total operating expenses, excluding fuel, totaled $492 million. This resulted in an adjusted CASM (excluding fuel) of 6.55 cents during the quarter compared to 5.57 cents in the third quarter of 2019. The Company's Adjusted CASM (excluding fuel) reflects cost discipline as well as lower utilization as the airline continues its recovery from the COVID-19 pandemic. As the recovery from the pandemic continues to unfold and utilization levels normalize, the resulting capacity benefit on the Company's fleet, which had 21 percent more aircraft in service in the third quarter of 2021 compared to the corresponding pre-COVID quarter in 2019, is expected to favorably impact the Company's Adjusted CASM (excluding fuel) in 2022 and beyond. Frontier had 109 average aircraft in service during the third quarter of 2021 as compared to 90 during the third quarter of 2019.
Fleet:
As of September 30, 2021, Frontier had a fleet of 112 Airbus single-aisle aircraft, consisting of 73 A320neos, 18 A320ceos, and 21 A321ceos. All aircraft in the fleet are financed with operating leases that expire between 2021 and 2033. Frontier’s fleet is the most fuel-efficient of all major U.S. carriers when measured by ASMs per fuel gallon consumed. This fuel efficiency reflects Frontier’s operation of a large number of aircraft with new generation, fuel-efficient engines, lightweight seats, and an efficient seating layout.
Frontier took delivery of five A320neo aircraft during the quarter and has no planned aircraft deliveries during the fourth quarter of 2021.
As of September 30, 2021, the Company had commitments to purchase an additional 143 aircraft to be delivered through 2028, including 76 A320neo aircraft and 67 A321neo aircraft. The entry into service of the A321neo aircraft in the second half of 2022 will advance Frontier's structural advantage in fuel and operating expense efficiency versus the industry.
Forward Guidance:
The fourth quarter and full year 2021 guidance items provided below are based on the Company's current estimates and are not a guarantee of future performance. This guidance is subject to significant risks and uncertainties that could cause actual results to differ materially, including the risk factors discussed in the Company's reports on file with the Securities and Exchange Commission. Frontier undertakes no duty to update any forward-looking statements or estimates.
Looking forward to the fourth quarter, management remains focused on getting the airline back to full utilization in the second quarter of 2022 while remaining flexible to address the unpredictability of COVID-19 on the airline's bookings. As previously reported, the Delta variant had a significant impact on the airline's bookings through August and September, creating a deficit in forward bookings as the airline entered the fourth quarter. During September, the airline experienced a normalization of volume levels, but at discounted fares. Frontier is now seeing an improvement in fare levels as the holiday season approaches, however, fuel prices have continued to increase, creating a short-term cost hurdle to overcome. Frontier's current forward guidance estimates, summarized in the table below, take the lingering effect from the Delta variant into consideration along with higher expected fuel prices. These impacts are partly offset by the improvements in booking trends that began during the latter part of the third quarter of 2021 as COVID-19 cases stabilized.

Fourth Quarter
2021
Capacity (versus 4Q 2019)(a)	2% to 4%
Adjusted total operating expenses (excluding fuel) ($ millions)(b)	$530 to $540
Average fuel cost per gallon(c)	$2.58
Effective tax rate	22%
Adjusted net income (loss) margin range	(10)% to (15)%

Full Year
2021
Pre-delivery deposits, net of refunds – year over year change ($ millions)	$20
Other capital expenditures ($ millions)(d)	$60 to $80
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(a)The Company expects that demand will continue to recover as 2021 progresses and will monitor and adjust capacity levels as appropriate. Given the dynamic nature of the current demand environment, including any impact from the Delta variant, the actual capacity adjustments made by the Company may be different than what is currently expected.
(b)Amount estimated excludes fuel expense and special items, which may include loss on disposal of assets, early lease termination costs, special charges and credits, and other items which are not estimable at this time. The amount takes into consideration the additional expected capacity, the Company's continued investment in the recovery, and no aircraft deliveries in the fourth quarter resulting in no aircraft related sale leaseback gains.
(c)Fuel cost per gallon is inclusive of estimated fuel taxes and into-plane fuel costs.
(d)Other capital expenditures estimate includes capitalized heavy maintenance.

Investor Conference Call
Frontier’s quarterly earnings conference call is scheduled to be held today (November 10, 2021) at 4:30 p.m. Eastern Time (USA). The conference call will be broadcast live over the Internet. Investors may listen to the live audio webcast on the investor relations section of the Company's website at https://ir.flyfrontier.com. For those who are not available for the live webcast, the call will be archived and available for at least 30 days on the investor relations section of the Company's website.
About Frontier Airlines:
Frontier Airlines (NASDAQ: ULCC) is committed to “Low Fares Done Right.” Headquartered in Denver, Colorado, the Company operates more than 100 A320 family aircraft and has the largest A320neo fleet in the U.S. The use of these aircraft, Frontier’s seating configuration, weight-saving tactics and baggage process have all contributed to the airline’s average of 43 percent fuel savings compared to other U.S. airlines (fuel savings is based on Frontier Airlines’ 2019 ASMs per fuel gallon consumed compared to the weighted average of major U.S. airlines), which makes Frontier the most fuel-efficient U.S. airline. With over 140 new Airbus planes on order, Frontier will continue to grow to deliver on the mission of providing affordable travel across America.
End Notes:
1 Share amounts included in the basic and diluted earnings (loss) per share calculations for the third quarter of 2021, as reflected in the Condensed Consolidated Statements of Operations, include the 15 million shares issued and sold by the Company as part of its initial public offering that closed on April 6, 2021, along with the impact of the 3.1 million warrants outstanding relating to CARES Act funding as calculated under the treasury stock method. The warrants were not included in the diluted share count in the comparable prior year quarter as the share settlement was anti-dilutive. In addition, most of the Company's 9.2 million outstanding options are participating securities and are therefore not expected to be part of the Company's diluted share count under the two-class method until they are exercised but are included as an adjustment to the numerator of the Company's earnings per share calculation as they are eligible to participate in the Company's earnings.

Cautionary Statement Regarding Forward-Looking Statements and Information:
Certain statements in this release, including statements regarding the Company’s outlook for the fourth quarter 2021 and its earnings target range, should be considered forward-looking statements within the meaning of the Securities Act of 1933, as amended, the Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current expectations and beliefs with respect to certain current and future events and anticipated financial and operating performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to the Company’s operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as "expects," "will," "plans," "intends," "anticipates," "indicates," "remains," "believes," "estimates," "forecast," "guidance," "outlook," "goals," "targets" and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this release are based upon information available to us on the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law.
Actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: the adverse impacts of the ongoing COVID-19 global pandemic, and possible outbreaks of another disease or similar public health threat in the future, on the Company’s business, operating results, financial condition, liquidity and near-term and long-term strategic operating plan, including possible additional adverse impacts resulting from the duration and spread of the pandemic; unfavorable economic and political conditions in the states where the Company operates and globally; the highly competitive nature of the global airline industry and susceptibility of the industry to price discounting and changes in capacity; high and/or volatile fuel prices or significant disruptions in the supply of aircraft fuel; the Company's reliance on technology and automated systems to operate its business and the impact of any significant failure or disruption of, or failure to effectively integrate and implement, the technology or systems; the Company’s reliance on third-party service providers and the impact of any failure of these parties to perform as expected, or interruptions in the Company's relationships with these providers or their provision of services; adverse publicity, harm to the Company's brand; reduced travel demand and potential tort liability as a result of an accident, catastrophe or incident involving the Company, its codeshare partners, or another airline; terrorist attacks, international hostilities or other security events, or the fear of terrorist attacks or hostilities, even if not made directly on the airline industry; increasing privacy and data security obligations or a significant data breach; further changes to the airline industry with respect to alliances and joint business arrangements or due to consolidations; changes in the Company's network strategy or other factors outside its control resulting in less economic aircraft orders, costs related to modification or termination of aircraft orders or entry into less favorable aircraft orders; the Company's reliance on single suppliers to source a majority of its aircraft and certain parts, and the impact of any failure to obtain timely deliveries, additional equipment or support from any of these suppliers; the impacts of union disputes, employee strikes or slowdowns, and other labor-related disruptions on the Company's operations; extended interruptions or disruptions in service at major airports where the Company operates; the impacts of seasonality and other factors associated with the airline industry; the Company's failure to realize the full value of its intangible assets or its long-lived assets, causing the Company to record impairments; any damage to the Company's reputation or brand image; the limitation of the Company's ability to use its net operating loss carryforwards and certain other tax attributes to offset future taxable income for U.S. federal income tax purposes; the costs of compliance with extensive government regulation of the airline industry; costs, liabilities and risks associated with environmental regulation and climate change; the Company's inability to accept or integrate new aircraft into the Company's fleet as planned; the impacts of the Company's significant amount of financial leverage from fixed obligations, the possibility the Company may seek material amounts of additional financial liquidity in the short-term and the impacts of insufficient liquidity on the Company's financial condition and business; failure to comply with the covenants in the Company's financing agreements, failure to comply with financial and other covenants governing the Company's other debt; changes in, or failure to retain, the Company's senior management team or other key employees; current or future litigation and regulatory actions, or failure to comply with the terms of any settlement, order or arrangement relating to these actions; increases in insurance costs or inadequate insurance coverage; and other risks and uncertainties set forth under "Risk Factors" in the Company's reports and other documents filed with the Securities and Exchange Commission (“SEC”), as well as other risks and uncertainties set forth from time to time in the reports the Company files with the SEC from time to time, including the Quarterly Report on Form 10-Q being filed at or around the date hereof.

Frontier Group Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited, in millions, except for per share data)

	Three Months Ended September 30,			Percent Change		Nine Months Ended September 30,			Percent Change
	2021	2020	2019	2021 vs. 2020	2021 vs. 2019	2021	2020	2019	2021 vs. 2020	2021 vs. 2019
Operating revenues:
Passenger	$610	$237	$652	157%	(6)%	$1,408	$950	$1,807	48%	(22)%
Other	20	8	17	150%	18%	43	33	46	30%	(7)%
Total operating revenues	630	245	669	157%	(6)%	1,451	983	1,853	48%	(22)%

Operating expenses:
Aircraft fuel	166	62	164	168%	1%	389	281	468	38%	(17)%
Salaries, wages and benefits	161	128	108	26%	49%	454	406	373	12%	22%
Aircraft rent	128	115	96	11%	33%	399	266	270	50%	48%
Station operations	108	63	91	71%	19%	285	182	252	57%	13%
Sales and marketing	33	17	36	94%	(8)%	80	62	96	29%	(17)%
Maintenance materials and repairs	29	17	24	71%	21%	82	59	60	39%	37%
Depreciation and amortization	10	8	10	25%	—%	28	23	35	22%	(20)%
CARES Act credits	(72)	(97)	—	(26)%	N/M	(295)	(188)	—	57%	N/M
Other operating	24	13	31	85%	(23)%	60	73	58	(18)%	3%
Total operating expenses	587	326	560	80%	5%	1,482	1,164	1,612	27%	(8)%
Operating income (loss)	43	(81)	109	N/M	(61)%	(31)	(181)	241	(83)%	N/M
Other income (expense):
Interest expense	(4)	(2)	(2)	100%	100%	(31)	(7)	(8)	343%	288%
Capitalized interest	1	1	2	—%	(50)%	3	5	8	(40)%	(63)%
Interest income and other	1	—	4	N/M	(75)%	1	4	12	(75)%	(92)%
Total other income (expense)	(2)	(1)	4	100%	N/M	(27)	2	12	NM	N/M
Income (loss) before income taxes	41	(82)	113	N/M	(64)%	(58)	(179)	253	(68)%	N/M
Income tax expense (benefit)	18	(31)	26	N/M	(31)%	(9)	(81)	58	(89)%	N/M
Net income (loss)	$23	$(51)	$87	N/M	(74)%	$(49)	$(98)	$195	(50)%	N/M
Earnings (loss) per share:
Basic (a)	$0.10	$(0.26)	$0.40	N/M	(75)%	$(0.23)	$(0.49)	$0.93	(53)%	N/M
Diluted (a)	$0.10	$(0.26)	$0.40	N/M	(75)%	$(0.23)	$(0.49)	$0.93	(53)%	N/M

Weighted average shares outstanding:
Basic (a)	215	199	199	8%	8%	210	199	199	5%	5%
Diluted (a)	218	199	200	10%	9%	210	199	200	5%	5%
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(a)Reference End Note 1 within the previous section for discussion on basic and diluted shares.

Frontier Group Holdings, Inc. Selected Operating Statistics (unaudited)
	Three Months Ended September 30,			Percent Change		Nine Months Ended September 30,			Percent Change
	2021	2020	2019	2021 vs. 2020	2021 vs. 2019	2021	2020	2019	2021 vs. 2020	2021 vs. 2019
Available seat miles (ASMs) (millions)	7,505	3,986	7,463	88%	1%	19,031	12,675	20,560	50%	(7)%
Departures	40,418	21,251	37,432	90%	8%	101,953	65,536	100,802	56%	1%
Average stage length (statute miles)	960	984	1,033	(2)%	(7)%	965	1,010	1,055	(4)%	(9)%
Block hours	107,038	54,924	103,185	95%	4%	269,655	176,553	284,149	53%	(5)%
Average aircraft in service	109	81	90	35%	21%	105	79	86	33%	22%
Aircraft – end of period	112	102	93	10%	20%	112	102	93	10%	20%
Average daily aircraft utilization (hours)	10.6	7.4	12.5	43%	(15)%	9.4	8.1	12.2	16%	(23)%
Passengers (thousands)	5,958	2,523	6,137	136%	(3)%	14,813	8,373	16,713	77%	(11)%
Average seats per departure	193	191	192	1%	1%	193	191	192	1%	1%
Revenue passenger miles (RPMs) (millions)	5,807	2,491	6,405	133%	(9)%	14,562	8,647	17,797	68%	(18)%
Load Factor (%)	77.4%	62.5%	85.8%	14.9 pts	(8.4) pts	76.5%	68.2%	86.6%	8.3 pts	(10.1) pts
Fare revenue per passenger ($)	42.74	40.78	52.60	5%	(19)%	38.36	53.31	54.15	(28)%	(29)%
Non-fare passenger revenue per passenger ($)	59.77	53.19	53.64	12%	11%	56.72	60.21	53.97	(6)%	5%
Other revenue per passenger ($)	3.24	3.20	2.68	1%	21%	2.85	3.92	2.74	(27)%	4%
Total revenue per passenger ($)	105.75	97.17	108.92	9%	(3)%	97.93	117.44	110.86	(17)%	(12)%
Total revenue per available seat mile (RASM) (¢)	8.40	6.15	8.96	37%	(6)%	7.62	7.76	9.01	(2)%	(15)%
Cost per available seat mile (CASM) (¢)	7.83	8.19	7.49	(4)%	5%	7.79	9.19	7.84	(15)%	(1)%
CASM (excluding fuel) (¢)	5.62	6.63	5.29	(15)%	6%	5.74	6.97	5.56	(18)%	3%
CASM + net interest (¢)	7.85	8.21	7.44	(4)%	6%	7.93	9.17	7.78	(14)%	2%
Adjusted CASM (¢)	8.77	10.59	7.77	(17)%	13%	9.28	10.21	7.79	(9)%	19%
Adjusted CASM (excluding fuel) (¢)	6.55	9.06	5.57	(28)%	18%	7.24	8.40	5.52	(14)%	31%
Adjusted CASM + net interest (¢)	8.79	10.59	7.72	(17)%	14%	9.31	10.18	7.73	(9)%	20%
Fuel cost per gallon ($)	2.19	1.65	2.13	33%	3%	2.06	2.29	2.21	(10)%	(7)%
Fuel gallons consumed (thousands)	75,938	37,573	76,898	102%	(1)%	189,003	122,506	211,774	54%	(11)%
Employees (FTE)	5,405	5,023	4,811	8%	12%	5,405	5,023	4,811	8%	12%

Reconciliation of Non-GAAP Financial Information
The Company is providing below a reconciliation of GAAP financial information to the non-GAAP financial information provided. The non-GAAP financial information is included to provide supplemental disclosures because the Company believes they are useful additional indicators of, among other things, its operating and cost performance. Derivations of net income and CASM are well-recognized performance measurements in the airline industry that are frequently used by the Company’s management, as well as by investors, securities analysts and other interested parties in comparing the operating performance of companies in the airline industry. These non-GAAP financial measures have limitations as analytical tools. Because of these limitations, determinations of the Company’s operating performance or CASM excluding unrealized gains and losses, special items or other items should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. These non-GAAP financial measures may be presented on a different basis than other companies using similarly titled non-GAAP financial measures.
Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)
($ in millions) (unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	2019	2021	2020	2019
Net income (loss), as reported	$23	$(51)	$87	$(49)	$(98)	$195

Non-GAAP Adjustments:
Fuel expense
Derivative de-designation and mark-to-market adjustment (a)	—	1	—	—	52	—
Aircraft Rent
Early lease termination costs(b)	1	—	—	10	—	—
Salaries, wages and benefits
Pilot phantom equity(c)	—	—	(21)	—	—	(13)
Collective bargaining contract ratification(d)	—	—	—	—	—	18
Flight attendant early out program(e)	—	—	—	—	—	5
Depreciation and amortization
Early lease termination costs(b)	—	—	—	1	—	—
Other operating expenses
Cares Act – grant amortization and employee retention credits(f)	(72)	(97)	—	(295)	(188)	—
Write-off of deferred registration statement costs due to significant market uncertainty(g)	—	—	—	—	7	—
Interest expense
CARES Act – mark-to-market impact for warrants(h)	—	1	—	22	1	—
Pre-tax impact	(71)	(95)	(21)	(262)	(128)	10

Tax benefit (expense) related to non-GAAP adjustments(i)	24	40	6	64	58	(2)
Net income (loss) impact	(47)	(55)	(15)	(198)	(70)	8

Adjusted net income (loss), non-GAAP	$(24)	$(106)	$72	$(247)	$(168)	$203
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(a)Due to the significant reduction in demand resulting from the COVID-19 pandemic, future anticipated consumption of fuel dropped significantly and the Company therefore de-designated hedge accounting in March 2020 on the derivative positions where the future consumption was not deemed probable, which primarily related to the written put options on costless collars. The amounts represent the charge from de-designation and resulting mark to market impact on the quantities where consumption was not deemed probable.
(b)As a result of an early termination and buyout agreement executed in May 2021 with one of the Company’s lessors, Frontier was able to accelerate the removal of the remaining four A319 aircraft from its fleet. These aircraft were originally scheduled to return in December 2021 and were instead returned during the second and third quarters of 2021. The Company incurred $1 million and $11 million in aircraft rent and depreciation costs during the three and nine months ended September 30, 2021, respectively, relating to the acceleration and resulting changes to its lease return obligations.
(c)Represents the impact of the change in value and vesting of phantom equity units pursuant to the Pilot Phantom Equity Plan. In accordance with the amended and restated phantom equity agreement, the remaining phantom equity obligation became fixed as of December 31, 2019 and is no longer subject to valuation adjustments.

(d)Represents $15 million of costs related to a one-time contract ratification incentive, plus $3 million in payroll-related taxes and certain other compensation and benefits-related accruals earned through March 31, 2019 and committed to by the Company as part of a tentative agreement with the union representing the Company's flight attendants that was reached in March 2019 for a contract that was ratified and became effective in May 2019.
(e)Represents expenses associated with an early out program agreed to in 2019 with the Company's flight attendants, payable throughout 2019, 2020 and 2021.
(f)Represents the recognition of $72 million and $278 million of grant funding received from the U.S. government for payroll support pursuant to PSP2 and PSP3 during the three and nine months ended September 30, 2021, respectively, in addition to $17 million in employee retention credits qualified for under the CARES Act during the nine months ended September 30, 2021. In addition, for the three and nine months ended September 30, 2020, the Company recognized $91 million and $177 million, respectively, in net grant funding recognized from the U.S. government for payroll support pursuant to the PSP in each of the periods, along with $6 million and $11 million in employee retention credits qualified for under the CARES Act for the three and nine months ended September 30, 2020, respectively.
(g)Represents the write-off of deferred initial public offering preparation costs during the first quarter 2020 due to the impact of the COVID-19 pandemic and the resulting uncertainty on the Company’s ability to access the capital markets.
(h)Represents the mark to market adjustment to the value of the warrants issued as part of the funding provided under the CARES Act. This amount is a component of interest expense. As a result of the IPO and the resulting reclassification of warrants from liability based awards to equity based awards, as of April 6, 2021, the Company no longer uses mark to market accounting for the warrants.
(i)Represents the tax impact of the non-GAAP adjustments, taking into consideration the non-deductibility of the warrant mark to market adjustments for tax purposes.

Reconciliation of Total Operating Expenses to Adjusted Total Operating Expenses
($ in millions) (unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	2019	2021	2020	2019
Total operating expenses, as reported(a)	$587	$326	$560	$1,482	$1,164	$1,612
Early lease termination costs	(1)	—		(11)	—
Cares Act – grant recognition and employee retention credits	72	97		295	188
Write-off of deferred registration statement costs due to significant market uncertainty	—	—		—	(7)
Derivative de-designation and mark to market adjustment	—	(1)		—	(52)
Pilot phantom equity			21			13
Collective bargaining contract ratification						(18)
Flight attendant early out program			—			(5)
Adjusted total operating expenses, non-GAAP	$658	$422	$581	$1,766	$1,293	$1,602
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(a)See “Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)” above for discussion on adjusting items.

Reconciliation of EBITDA to EBITDAR and EBITDA to Adjusted EBITDAR
($ in millions) (unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	2019	2021	2020	2019

EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR reconciliation (unaudited):
Net income (loss)	$23	$(51)	$87	$(49)	$(98)	$195
Plus (minus):
Interest expense	4	2	2	31	7	8
Capitalized interest	(1)	(1)	(2)	(3)	(5)	(8)
Interest income and other	(1)	—	(4)	(1)	(4)	(12)
Income tax expense (benefit)	18	(31)	26	(9)	(81)	58
Depreciation and amortization	10	8	10	28	23	35
EBITDA	53	(73)	119	(3)	(158)	276
Plus: Aircraft rent	128	115	96	399	266	270
EBITDAR	$181	$42	$215	$396	$108	$546

EBITDA	$53	$(73)	$119	$(3)	$(158)	$276
Plus (minus)(a):
Early lease termination costs	1	—	—	10	—	—
Cares Act – grant recognition and employee retention credits	(72)	(97)	—	(295)	(188)	—
Write-off of deferred registration statement costs due to significant market uncertainty	—	—	—	—	7	—
Derivative de-designation and mark to market adjustment	—	1	—	—	52	—
Pilot phantom equity	—	—	(21)	—	—	(13)
Collective bargaining contract ratification	—	—	—	—	—	18
Flight attendant early out program	—	—	—	—	—	5
Adjusted EBITDA	(18)	(169)	98	(288)	(287)	286
Plus: Aircraft rent(b)	127	115	96	389	266	270
Adjusted EBITDAR	$109	$(54)	$194	$101	$(21)	$556
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(a)See “Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)” above for discussion on adjusting items.
(b)Represents aircraft rent expense included in Adjusted EBITDA. Excludes aircraft rent expense of $1 million and $10 million for the three and nine months ended September 30, 2021, respectively, for costs incurred due to the early termination of the Company's A319 leased aircraft. See footnote (b) under the caption “Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)”.

Reconciliation of CASM to Adjusted CASM (excluding fuel) and Adjusted CASM including net interest
(unaudited)

	Three Months Ended September 30,
	2021		2020		2019
	($ in millions)	Per ASM (¢)	($ in millions)	Per ASM (¢)	($ in millions)	Per ASM (¢)
CASM(a)(b)		7.83		8.19		7.49
Aircraft fuel	(166)	(2.21)	(62)	(1.56)	(164)	(2.20)
CASM (excluding fuel)		5.62		6.63		5.29
Early lease termination costs	(1)	(0.02)	—	—	—	—
Cares Act – grant recognition and employee retention credits	72	0.95	97	2.43	—	—
Pilot phantom equity	—	—	—	—	21	0.28
Flight attendant early out program	—	—	—	—	—	—
Adjusted CASM (excluding fuel)		6.55		9.06		5.57
Aircraft fuel	166	2.22	62	1.56	164	2.20
Derivative de-designation and mark to market adjustment	—	—	(1)	(0.03)	—	—
Adjusted CASM		8.77		10.59		7.77
Net interest expense (income)	2	0.02	1	0.02	(4)	(0.05)
CARES Act – mark to market impact for warrants	—	—	(1)	(0.02)	—	—
Adjusted CASM + net interest		8.79		10.59		7.72

CASM		7.83		8.19		7.49
Net interest expense (income)	2	0.02	1	0.02	(4)	(0.05)
CASM + net interest		7.85		8.21		7.44
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(a)Cost per ASM figures may not recalculate due to rounding
(b)See “Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)” above for discussion on adjusting items.

	Nine Months Ended September 30,
	2021		2020		2019
	($ in millions)	Per ASM (¢)	($ in millions)	Per ASM (¢)	($ in millions)	Per ASM (¢)
CASM(a)(b)		7.79		9.19		7.84
Aircraft fuel	(389)	(2.05)	(281)	(2.22)	(468)	(2.28)
CASM (excluding fuel)		5.74		6.97		5.56
Early lease termination costs	(11)	(0.05)	—	—	—	—
Cares Act – grant recognition and employee retention credits	295	1.55	188	1.48	—	—
Write-off of deferred registration statement costs due to significant market uncertainty	—	—	(7)	(0.05)	—	—
Pilot phantom equity	—	—	—	—	13	0.07
Collective bargaining contract ratification	—	—	—	—	(18)	(0.09)
Flight attendant early out program	—	—	—	—	(5)	(0.02)
Adjusted CASM (excluding fuel)		7.24		8.40		5.52
Aircraft fuel	389	2.04	281	2.22	468	2.27
Derivative de-designation and mark to market adjustment	—	—	(52)	(0.41)	—	—
Adjusted CASM		9.28		10.21		7.79
Net interest expense (income)	27	0.14	(2)	(0.02)	(12)	(0.06)
CARES Act – mark to market impact for warrants	(22)	(0.11)	(1)	(0.01)	—	—
Adjusted CASM + net interest		9.31		10.18		7.73

CASM		7.79		9.19		7.84
Net interest expense (income)	27	0.14	(2)	(0.02)	(12)	(0.06)
CASM + net interest		7.93		9.17		7.78
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(a)Cost per ASM figures may not recalculate due to rounding
(b)See “Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)” above for discussion on adjusting items.

The calculation of Adjusted CASM including net interest provided in the tables above reflects the sum of Adjusted CASM and net interest expense (income) excluding special items per ASM. Adjusted CASM including net interest is included as a supplemental disclosure because the Company believes it is a useful metric to properly compare its cost management and performance to other peers that may have different capital structures and financing strategies particularly as it relates to financing primary operating assets such as aircraft and engines. Additionally, the Company believes this metric is a useful comparator because it removes certain items that may not be indicative of base operating performance or future results. Adjusted CASM including net interest is not determined in accordance with GAAP, may not be comparable across all carriers and should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP.

Contacts:
Jennifer F. de la Cruz Corporate Communications
Email: JenniferF.Delacruz@flyfrontier.com Phone: 720.374.4207
Susan M. Donofrio Investor Relations
Email: investorrelations@flyfrontier.com Phone: 917.518.1378